Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +1-692-625-3602
RRE Commercial Center	Email: dreeder@ntamar.net
Majuro, MH 96960	r.simpson@simpson.gr

Eagle Bulk Shipping Inc.

477 Madison Avenue

New York, New York 10022

May 1, 2015

Re: Registration Statement on Form S-3 of Eagle Bulk Shipping Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to the Company, a corporation incorporated in the Republic of the Marshall Islands, in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), as initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 1, 2015, as thereafter amended or supplemented, with respect to the public offering (the “Offering”) (A) by the Company of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) shares of the Company’s Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (iii) senior and subordinated debt securities of the Company (the “Debt Securities”), (iv) guarantees of the Debt Securities by subsidiaries of the Company named as additional registrants in the Registration Statement, (v) warrants (the “Warrants”) to purchase the Company’s debt or equity securities, securities of third parties or certain other rights, or any combination of the foregoing, (vi) purchase contracts (the “Contracts”) obligating holders to purchase from the Company, and the Company to sell to holders, debt or equity securities, securities of third parties or certain other rights, or any combination of the foregoing or currencies in the future, (vii) rights (the “Rights”) to purchase the Company’s equity securities, (viii) units (the “Units”), each consisting of one or more rights, purchase contracts, warrants, preferred stock, common stock or any combination of such securities and (B) by certain selling shareholders named in the Registration Statement of (i) 21,863,355 shares of the Company’s common stock, par value $0.01 per share (the “Secondary Shares”), (ii) 75,518 warrants (the “Existing Warrants”), (iii) up to 75, 518 shares of Common Stock issuable upon exercise of the Existing Warrants offered by the selling shareholders, and (iv) up to 75,518 shares of Common Stock issuable upon exercise of the Existing Warrants offered by the Company. The securities of the Company described in clauses (A) and (B) of the preceding sentence are collectively referred to herein as the “Securities”.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”), included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed, including, but not limited to, the Company’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), the Company’s Second Amended and Restated By-Laws (the “By-Laws”), and copies of certain resolutions of the board of directors of the Company. In such examinations we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus (and any applicable prospectus supplement thereto) and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.     With respect to the Common Stock, including the shares of Common Stock issuable upon exercise of the Existing Warrants, when (i) specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof, (ii) the Registration Statement has become effective under the Securities Act of 1933, as amended, (iii) the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Articles of Incorporation and By-Laws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Common Stock has been issued and sold as contemplated by the Registration Statement and (v) the Company has received the consideration provided for in the applicable definitive purchase, underwriting or similar agreement, the Common Stock will be validly issued, fully paid and non-assessable.

2.     The Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

3.     With respect to the Preferred Stock, including shares of Preferred Stock duly issued upon due conversion, exchange or exercise of any Debt Securities, Warrants or Rights or included in any Contracts or Units, when (i) specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof, (ii) the Registration Statement has become effective under the Securities Act of 1933, as amended, (iii) appropriate Certificate or Certificates of Designation relating to a class or series of the Preferred Stock to be sold under the Registration Statement have been duly authorized and adopted and filed with the Registrar of Corporations of the Republic of the Marshall Islands, (iv) the terms of issuance and sale of shares of such class or series of Preferred Stock have been duly established in conformity with the Company’s Articles of Incorporation and By-laws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) shares of such class or series of Preferred Stock have been duly issued and sold as contemplated by the Registration Statement, and (vi) the Company has received the consideration provided for in the applicable definitive purchase, underwriting or similar agreement, such Preferred Stock will be validly issued, fully paid, and non-assessable.

This opinion is limited to the law of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson, P.C.